Exhibit 99.1
Form 4 Joint Filer Information

Names of the Reporting Persons:	• Coliseum Capital Management, LLC, a Delaware limited liability company (“CCM”);

• Christopher Shackelton, a member of the board of directors of LHC Group, Inc.

Address for each of the Reporting Persons:	Metro Center, 1 Station Place, 7th Floor South, Stamford, CT 06902

Date of Earliest Transaction Required to be Reported:	November 27, 2012

Designated Filer for each of the Reporting Persons:	Coliseum Capital Management, LLC

Issuer & Ticker Symbol for each of the Reporting Persons:	LHC Group, Inc.; LHCG

Title of Security for each of the Reporting Persons:	Common Stock $0.01 par value (the “Stock”)

Transaction Code for each of the Reporting Persons:	P

Securities Acquired:	The Reporting Persons acquired the Stock as follows:

Transaction Date	Amount of Securities Acquired	Price	Amount of Securities Beneficially Owned Following Reported Transactions

11/27/2012	5,100	$18.00[1]	2,253,717
11/28/2012	33,000	$18.46[2]	2,286,717
11/29/2012	63,100	$18.97[3]	2,349,817

The securities reported on the Form 4 to which this Exhibit 99.1 is attached (the “Form 4”) are held directly by (a) Coliseum Capital Partners, L.P., an investment limited partnership (“CCP”), of which Coliseum Capital, LLC, a Delaware limited liability company (“CC”), is general partner and for which Coliseum Capital Management, LLC, a Delaware limited liability company (“CCM”), serves as investment adviser, (b) Coliseum Capital Partners II, L.P., an investment limited partnership (“CCP2”), of which CC is general partner and for which CCM serves as investment adviser and (c) Blackwell Partners, LLC (“Blackwell”), a separate account investment advisory client of CCM. Each of Christopher Shackelton, Adam Gray, CCP, CCP2, Blackwell, CC and CCM disclaim beneficial ownership of these securities except to the extent of that person’s pecuniary interest therein.

Christopher Shackelton	/s/ Christopher Shackelton	November 29, 2012

	**Signature of Reporting Person	Date

**	Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

[1]
This transaction was executed in multiple trades at $18.00. The reported price reflects the weighted average purchase price. The Reporting Person filing this report hereby undertakes to provide upon request by the SEC staff, LHC Group, Inc. or a shareholder of LHC Group, Inc. full information regarding the number of shares purchased at each separate price.

[2]
This transaction was executed in multiple trades at prices ranging from $18.00 to $18.50. The reported price reflects the weighted average purchase price. The Reporting Person filing this report hereby undertakes to provide upon request by the SEC staff, LHC Group, Inc. or a shareholder of LHC Group, Inc. full information regarding the number of shares purchased at each separate price.

[3]
This transaction was executed in multiple trades at prices ranging from $18.74 to $19.20. The reported price reflects the weighted average purchase price. The Reporting Person filing this report hereby undertakes to provide upon request by the SEC staff, LHC Group, Inc. or a shareholder of LHC Group, Inc. full information regarding the number of shares purchased at each separate price.